Power REIT to Present at the Fall Investor Summit on September 16th-17th in New York City

(Accesswire — September 3, 2019) – Power REIT (ticker: PW), a specialized Real Estate Investment Trust, will be presenting at this year’s Fall Investor Summit in New York City on September 16th at 11:30.

The Fall Investor Summit will take place at the Essex House, located at 160 Central Park South, and will feature 160 companies and over 1,000 institutional and retail investors.

About Power REIT

Power REIT is a real estate investment trust that owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture for the cultivation of cannabis, Renewable Energy and Transportation. Power REIT’s existing portfolio of primarily “triple net leased” real estate provides very stable operating income. As a result, our historical performance including the most recent quarter has experienced very little variation. Power REIT recently announced a new focus for acquisitions that is described below and is intended to grow income and cash flow on a going forward basis.

Recent Development – New Focus for Acquisitions

Power REIT believes agricultural production is ripe for technological transformation and that we are at the early stages of a boom in agricultural venture capital that, among other things, will shift food production for certain crops from traditional outdoor farms to Controlled Environment Agriculture “plant factories.” Since a significant portion of any given CEA enterprise is real estate, Power REIT sees an opportunity to participate in the trend towards indoor agriculture.

CEA for Food

CEA for food production is widely adopted in parts of Europe and is becoming an increasingly competitive alternative to traditional farming for a variety of reasons. CEA caters to consumer desires for sustainable and locally grown products. Locally grown indoor produce will have a longer shelf life as the plants are healthier and also travel shorter distances thereby reducing food waste. In addition, a controlled environment produces high-quality pesticide free products that eliminates seasonality and provides highly predictable output that can be used to simplify the supply chain to the grocer’s shelf.

CEA for Cannabis

Power REIT is focused on investing in the cultivation and production side of the cannabis industry through the ownership of real estate. As such it is not directly in the cannabis business and also not even indirectly involved with facilities that sell cannabis directly to consumers. By serving as a landlord, Power REIT believes it can generate attractive risk adjusted returns related to the fast growing cannabis industry and that this offers a safer approach than investing directly in cannabis operating businesses.

Contact Information

Telephone | 212.750.0371

Email | ir@pwreit.com

Website | www.pwreit.com

About the Investor Summit

The Investor Summit (formerly MicroCap Conference) is an exclusive, independent conference dedicated to connecting smallcap and microcap companies with qualified investors.

To register as a presenting company: please contact Cassandra Miller (cassandra@microcapconf.com)

To request complimentary investor registration: please visit our website at www.microcapconf.com

News Compliments of ACCESSWIRE

FOR MORE INFORMATION

Please visit: www.microcapconf.com

Or, contact Ashley Allard at ashley@microcapconf.com